November 25, 2013

Barbara Crofts

Via: BCrofts@alldigital.com

Barbara:

All Digital Holdings, Inc. (the “Company”) is pleased to offer you the position of Chief Financial Officer (and Controller) for the Company. We would like you to begin your employment with the Company no later than Monday, November 25, 2013 at 9:30 AM. You will report directly to Paul Summers, Chief Executive Officer and Board Chair.

Primary Functions & Responsibilities

●	Oversee the entire spectrum of accounting and finance functions and activities including AR, AP, Payroll and other journal entries schedules and all related analysis and reporting, including monthly, quarterly and annual closings.

●	Create and direct processes and systems necessary to maintain proper record keeping to ensure adequate organizational and accounting controls and services.

●	Perform financial and budgetary analysis, and prepare all schedules and reconciliations, including monthly account analysis, bank reconciliations, quarterly reviews and annual audits and tax schedules.

●	Lead all other treasury, budgeting, audit, tax, accounting, cash management and financial analysis and reporting activities, including weekly cash-flow reports, P&Ls, forecasts, and quarterly, annual and miscellaneous SEC reports in concert with Company auditors and attorneys.

●	Assist in developing project P&Ls and in performing due diligence on potential acquisitions.

●	Perform other duties as assigned, including special projects, risk analysis, financial modeling and executing related strategies.

Base Compensation

You will be a paid a salary of $144,000 per annum, payable in semi-monthly installments. Your compensation is subject to normal withholdings applicable by law.

Stock Options

You will also be granted 250,000 stock options to purchase shares of the Company’s common stock as set forth in the Company’s Amended and Restated 2011 Stock Incentive Plan (the “Plan”). The exercise price for the stock options shall be based upon the price per share effective at the close of business on the date you commence your employment with the Company, and shall be subject to the execution of a definitive option agreement. Twenty-five percent (25%) of your options will vest on the first anniversary of the date of your grant, and then they will vest at the rate of 1/36 each month thereafter until fully vested, subject to your continuing to be an employee in good standing with the Company on such date, and in accordance with the other terms and conditions set forth in your definitive option agreement.

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Miscellaneous

1.	Employment Offer Contingencies. You will be required, as a condition of your employment with the Company, to: (a) successfully complete a background check and professional reference checks; (b) sign the Company’s Confidentiality, Proprietary Information and Invention Assignment Agreement: (c) sign the Company’s PCI Compliance Security Acknowledgement, (d) provide legal proof of your identity and authorization to work in the United States, as required by law, (e) if applicable, obtain a written consent (i.e., release) from your current partner / employer to join AllDigital in the form of the Company’s standard Release Agreement, and (f) other documentation required in connection with your employment. All of the foregoing documents will be provided in advance and you will have ample time to review them. However, they must be completed no later than your first day of employment with the Company. Upon your arrival, we will also provide you a copy of the Company’s Employee Handbook that will require your review and written acknowledgement within 30 days of your beginning employment with the Company.

2.	Introductory Period. Your first 90 days will be an Introductory Period. Completion of the Introductory Period does not guarantee continued employment for any specified period of time.

3.	At Will Employment. Your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause, though preferably with a two-week notice. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

4.	Outside Activities. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company.

5.	Health Insurance: You will have an opportunity to participate in our healthcare plan that is optional and currently not subsidized by the Company.

6.	Vacation: You will be granted vacation and sick leave, plus company holidays, in accordance with the Paid Time Off (“PTO”) and Holiday policies set forth in the Company’s Employee Handbook, except that you shall be eligible for 60 hours of PTO after completing six months of employment, and shall accrue 120 hours annually.

7.	Arbitration.

(a) You and the Company agree, that any dispute or claim (except in connection with the Company’s pursuit of injunctive relief pursuant to the Company’s standard Work for Hire Agreement) relating to (i) this letter, including the enforcement, interpretation, construction, performance or breach thereof, or (ii) your employment or the termination of your employment, shall be resolved exclusively by binding arbitration to be held in Los Angeles County, California, in accordance with this Paragraph 7. This arbitration clause constitutes a waiver of your right and the Company’s right to a jury trial and to the resolution of any covered dispute or claim in a court of law and applies to all disputes and claims relating to any aspect of the employer/employee relationship, including, but not limited to, claims for wrongful discharge; employment discrimination; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the California Fair Employment and Housing Act, and Labor Code Section 201, et seq.;

(b) The arbitration provided for herein shall be before a single neutral arbitrator selected by you and the Company. If you and the Company are unable to agree on a single neutral arbitrator, the arbitrator shall be selected in accordance with the rules of JAMS, an independent dispute resolution service (or another dispute resolution service to which the Company and you shall agree). The arbitration and discovery shall be conducted under the employment rules of JAMS then in effect (or of such other dispute resolution service) and in accordance with Title 9 of the California Code of Civil Procedure, Sections 1280, et seq. and any other procedures established for arbitration in the laws of the State of California. You and the Company shall bear your own fees and costs in connection with the arbitration, except in the case of the fees payable to the neutral arbitrator, which shall be paid by the Company. The arbitrator shall have the power to enter any award that could be entered by a judge of a trial court of the State of California (including injunctive and equitable relief), and only such power, and shall follow the law. The arbitrator shall not have the power to commit errors of law or reasoning, and the award may be vacated or corrected on appeal to a court of competent jurisdiction. Any such appeal shall be filed within 60 days after the date of the award. You and the Company agree to abide by and perform any award rendered by the arbitrator. Judgment on the award may be entered in any court having jurisdiction thereof.

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(c) The arbitration and all proceedings, discovery and any arbitration award are confidential. Neither you nor the Company, nor the arbitrator, shall disclose any information obtained during the course of the arbitration to any person or entity that is not a party to the arbitration unless permitted by law. You agree that the provisions of this Paragraph 7 will survive termination of your employment.

8.	Entire Agreement. This letter, the Company’s Confidentiality, Proprietary Information and Invention Assignment, the PCI Compliance Security Acknowledgement, and the Company’s Employee Handbook, as may be amended from time to time, the Company’s policies and procedures that may be used, and any Exhibits attached hereto, contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company.

9.	Amendment and Governing Law. This letter may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this letter and the resolution of any disputes will be governed by California law.

10.	Acceptance. Please sign below to indicate acceptance of this employment offer that remains valid until November 25, 2013.

We believe that you have a substantial contribution to make to the Company, and we are very excited about our future as well as your enthusiasm about joining our team. We look forward to working with you to create a successful organization and we are confident that your employment with AlIDigital will prove mutually beneficial. If you have any questions, please call me at 949-250-0701.

Very truly yours,

ALLDIGITAL HOLDINGS, INC.

By:	/s/ Paul Summers
Paul Summers,
Chairman & CEO

I HAVE READ AND ACCEPT THIS EMPLOYMENT OFFER:

/s/ Barbara Crofts
Barbara Crofts

Dated: November 25, 2013

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